Exhibit 10.20

Execution Version

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Stockholders Agreement”), dated as of July 29, 2021 (the “Effective Date”), is made by and among (i) Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.) (“PubCo”); (ii) SIS Holdings LP, a Delaware limited partnership (“Seller”); (iii) BCEC-Cyxtera Technologies Holdings (Guernsey) L.P., a Guernsey limited partnership (the “BC Stockholder”); (iv) Medina Capital Fund II – SIS Holdco, L.P., a Delaware limited partnership (the “Medina Stockholder”); and (v) SVAC Sponsor LLC, a Delaware limited liability company (the “Starboard Sponsor”). Each of PubCo, Seller, the BC Stockholder, the Medina Stockholder and the Starboard Sponsor may be referred to herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, PubCo entered into that certain Agreement and Plan of Merger, dated as of February 21, 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”), by and among PubCo, Mundo Merger Sub 1, Inc., a Delaware corporation and direct, wholly owned subsidiary of PubCo, Mundo Merger Sub 2, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of PubCo, Cyxtera Technologies Inc., a Delaware corporation (“CTI”), and Mundo Holdings, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Seller (“Newco”), providing for the business combination transactions set forth in the Merger Agreement;

WHEREAS, pursuant to, and subject to the terms of, the Merger Agreement, on the Effective Date and at the Closing (as defined herein), PubCo acquired from Seller all of the equity interests of Newco (and, indirectly, of CTI) in exchange for Common Stock (as defined herein);

WHEREAS, as a result of the consummation of the transactions contemplated by the Merger Agreement, Seller, on the Effective Date and as of the Closing, became a direct stockholder of PubCo and ceased to be a stockholder of Newco (and, indirectly, of CTI), the BC Stockholder and the Medina Stockholder became indirect stockholders of PubCo and CTI became an indirect, wholly owned subsidiary of PubCo;

WHEREAS, in connection with the Closing, and substantially concurrently with the execution and delivery of this Stockholders Agreement, PubCo, Seller, the BC Stockholder, the Medina Stockholder, the Starboard Sponsor and certain other Persons are entering into that certain Amended and Restated Registration Rights Agreement, dated as of the Effective Date (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Registration Rights Agreement”); and

WHEREAS, the Parties desire to set forth their agreement with respect to governance and certain other matters relating to PubCo, in each case, as set forth in, and in accordance with the terms and conditions of, this Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Stockholders Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Stockholders Agreement, the following terms shall have the following meanings:

“Action” means any action, suit, charge, litigation, arbitration, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise;

provided that (i) no Sponsor Investor shall be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement, (ii) no BC Stockholder Party shall be an Affiliate of any Medina Stockholder Party for any purpose under this Stockholders Agreement, (iii) in no event shall PubCo or any of its subsidiaries be considered an Affiliate of any investment funds, accounts or investment vehicles advised or managed by any Sponsor Investor or Starboard Sponsor or any of their respective Affiliates or of any of their respective portfolio companies (as such term is commonly understood in the private equity industry) of such investment funds, accounts or investment vehicles and (iv) Starboard Sponsor and its Affiliates shall not be deemed an Affiliate of PubCo or any of its subsidiaries for purposes of this Stockholders Agreement.

“BC Stockholder” has the meaning set forth in the Preamble.

“BC Stockholder Parties” means the BC Stockholder and any Permitted Transferee of the BC Stockholder to whom Equity Securities of PubCo are transferred pursuant to Article III.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided that, for purposes of this definition (and without double counting), Common Stock that is indirectly owned by the BC Stockholder Parties or the Medina Stockholder Parties (and their respective Permitted Transferees) through such parties’ or such Permitted Transferees’ ownership of Equity Securities of Seller (or any Permitted Transferee of Seller) shall be taken into account for purposes of determining the percentage of Common Stock that is Beneficially Owned by the BC Stockholder Parties or the Medina Stockholder Parties (and their respective Permitted Transferees), as applicable.

“Board” means the board of directors of PubCo.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Bylaws” means the bylaws of PubCo, as in effect on the Effective Date, and as the same may be amended from time to time.

“CEO Director” has the meaning set forth in Section 2.1(a).

“Certificate of Incorporation” means the certificate of incorporation of PubCo, as in effect on the Effective Date, and as the same may be amended from time to time.

“Chair” has the meaning set forth in Section 2.1(j).

“Closing” has the meaning given to such term in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means shares of the Class A common stock, par value $0.0001 per share, of PubCo, including (i) any shares of such Class A common stock issuable upon the exercise of any warrant or other right to acquire shares of such Class A common stock, (ii) any shares of Class A common stock issuable upon the conversion of Class B common stock, par value $0.0001 per share, of PubCo, and (iii) any Equity Securities of PubCo that may be issued or distributed or be issuable with respect to shares of Class A or Class B common stock by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“CTI” has the meaning set forth in the Recitals.

“Designation Rights Termination Date” has the meaning set forth in Section 2.1(c).

“Director” means a member of the Board.

“Disqualified Person” means any individual prohibited or disqualified from serving as a Director of PubCo pursuant to (i) rules or regulations of the SEC, (ii) rules of the securities exchange on which PubCo’s securities are listed or (iii) applicable Law.

“Distribution Date” has the meaning set forth in Section 3.1(a).

“Effective Date” has the meaning set forth in the Preamble.

“Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, and (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, as the same shall be in effect from time to time.

“First Stepdown Threshold” has the meaning set forth in Section 2.1(c).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Independent Director” means an individual who satisfies the requirements necessary for such individual to be “independent” in accordance with the rules and regulations governing companies listed on the Nasdaq.

“Investor Party” means any Party other than PubCo.

“Joinder” has the meaning set forth in Section 3.1(c).

“Laws” means all laws, including common law, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations, and rulings of a Governmental Authority. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Lead Independent Director” means an Independent Director having the role to be set forth in the Lead Independent Director Policy.

“Lead Independent Director Policy” has the meaning set forth in Section 2.1(k).

“Lock-Up Period” means the twelve (12) month period following the Effective Date; provided that, if the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) trading day period commencing at least one hundred fifty (150) days after the Closing, then the Lock-Up Period will automatically terminate as of such twentieth (20th) trading day.

“Medina Stockholder” has the meaning set forth in the Preamble.

“Medina Stockholder Parties” means the Medina Stockholder and any Permitted Transferee of the Medina Stockholder to whom Equity Securities of PubCo are transferred pursuant to Article III.

“Merger Agreement” has the meaning set forth in the Recitals.

“Mutually Agreed Independent Director” has the meaning set forth in Section 2.1(a).

“Nasdaq” means the National Association of Securities Dealers Automated Quotations.

“Necessary Action” means, with respect to any Party and a specified result, all actions (to the extent such actions are not prohibited by applicable Law and are within such Party’s control, and in the case of any action that requires a vote or other action on the part of the Board to the extent such action is consistent with fiduciary duties that PubCo’s directors may have in such capacity) necessary to cause such result, including (i) calling special meetings of stockholders, (ii) voting or providing a written consent or proxy, if applicable in each case, with respect to shares of Common Stock, (iii) causing the adoption of stockholders’ resolutions and amendments to the Organizational Documents, (iv) executing agreements and instruments, (v) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result and (vi) nominating or appointing certain Persons (including to fill vacancies), and providing the highest level of support for election of such Persons to the Board in connection with the annual or special meeting of stockholders of PubCo.

“Organizational Documents” means the Certificate of Incorporation, the Bylaws and any other similar organizational documents of PubCo.

“Party” has the meaning set forth in the Preamble.

“Permitted Transferee” has the meaning set forth in Section 3.1(c).

“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“PubCo” has the meaning set forth in the Preamble.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“SEC” means the United States Securities and Exchange Commission.

“Second Stepdown Threshold” has the meaning set forth in Section 2.1(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Designee” has the meaning set forth in Section 2.1(a).

“Seller Independent Designee” has the meaning set forth in Section 2.1(a).

“Special Meeting” has the meaning given to such term in the Merger Agreement.

“Sponsor Investor” means any of the BC Stockholder Parties and the Medina Stockholder Parties.

“Starboard Sponsor” has the meaning set forth in the Preamble.

“Stockholders Agreement” has the meaning set forth in the Preamble.

“Transaction Agreements” has the meaning given to such term in the Merger Agreement.

“Transfer” means, with respect to any Equity Securities of PubCo, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, lend, encumber, hypothecate or otherwise transfer such Equity Securities or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing, and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing (including in the case of each of (i) and (ii), for the avoidance of doubt, by any sale, assignment, disposition, exchange, pledge, lending, encumbrance or hypothecation of any direct or indirect interest in any Person or any hedging, derivative or other similar transaction).

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

Section 1.2 Interpretive Provisions. For all purposes of this Stockholders Agreement, except as otherwise provided in this Stockholders Agreement or unless the context otherwise requires:

(a) the meanings of defined terms are applicable to the singular as well as the plural forms of such terms;

(b) the words “hereof”, “herein”, “hereunder” and words of similar import, when used in this Stockholders Agreement, refer to this Stockholders Agreement as a whole and not to any particular provision of this Stockholders Agreement;

(c) references in this Stockholders Agreement to any Law shall be deemed also to refer to such Law, and all rules and regulations promulgated thereunder;

(d) whenever the words “include”, “includes” or “including” are used in this Stockholders Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import;

(e) the captions and headings of this Stockholders Agreement are for convenience of reference only and shall not affect the interpretation of this Stockholders Agreement;

(f) pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;

(g) references to “or” shall be construed in the inclusive sense of “and/or”; and

(h) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

ARTICLE II.

GOVERNANCE

Section 2.1 Board of Directors.

(a) Composition of the Board. Subject to Section 2.1(b) and Section 2.1(c), as of and following the Closing, each Party agrees, severally and not jointly, to take all Necessary Action to cause the Board to be comprised of nine (9) Directors designated in accordance with this Article II, as follows:

(i) the individual serving as the Chief Executive Officer of PubCo (the “CEO Director”);

(ii) three (3) individuals designated by Seller in its sole discretion (each, a “Seller Designee”); provided that, for the avoidance of doubt, no Seller Designee need be an Independent Director;

(iii) one (1) Independent Director designated by Seller with the prior written consent of the Starboard Sponsor (such consent not to be unreasonably withheld, delayed or conditioned) (the “Seller Independent Designee”);

(iv) two (2) individuals designated by the Starboard Sponsor in its sole discretion (each, a “Starboard Designee”); and

(v) two (2) Independent Directors who shall also be considered “independent” in accordance with Nasdaq Listing Rule 5605 regarding independence and the SEC rules regarding audit committee independence, designated by mutual agreement between Seller and the Starboard Sponsor pursuant to Section 2.1(f) (each, a “Mutually Agreed Independent Director”).

(b) Directors as of the Effective Date. The Parties acknowledge and agree that, as of the Effective Date:

(i) Nelson Fonseca shall be the CEO Director;

(ii) Raymond Svider, Fahim Ahmed and Manuel D. Medina shall be the Seller Designees;

(iii) John W. Diercksen shall be the Seller Independent Designee;

(iv) Jeffrey Smith and Gregory Waters shall be the Starboard Designees; and

(v) Michelle Felman and Melissa Hathaway shall be the Mutually Agreed Independent Directors.

(c) Designation Rights and Fall-Aways. The right of the Investor Parties to designate Directors as set forth in this Section 2.1 shall continue in respect of each annual meeting or special meeting of PubCo’s stockholders following the Effective Date until immediately following the conclusion of the duly convened and held annual meeting of PubCo’s stockholders for the calendar year 2024 (the “Designation Rights Termination Date”); provided that, from and after the Distribution Date, the right of Seller to designate the Seller Designees as set forth in Section 2.1(a)(ii) shall be subject to the following: (i) from and after the time when Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than twenty percent (20%) of PubCo’s outstanding Common Stock (the “First Stepdown Threshold”) but greater than or equal to five percent (5%) of PubCo’s outstanding Common Stock, (A) Seller shall only be entitled to designate two (2) Seller Designees, and (B) to the extent that on the date on which Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than the First Stepdown Threshold there are three (3) Seller Designees on the Board, the BC Stockholder Parties shall use their commercially reasonable efforts to cause one (1) Seller Designee, selected by the BC Stockholder Parties in their sole discretion, to tender his or her resignation to the Board (such that, as of such resignation, there will be only two (2) Seller Designees on the Board), as promptly as practicable following such date; and (ii) from and after the time when Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than five percent (5%) of PubCo’s outstanding Common Stock (the “Second Stepdown Threshold”), (A) Seller shall only be entitled to designate one (1) Seller Designee, and (B) to the extent that on the date on which Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties and the Medina Stockholder Parties, in the aggregate, is less than the Second Stepdown Threshold there is more than one (1) Seller Designee on the Board, the BC Stockholder Parties shall use their commercially reasonable efforts to cause one (1) or two (2) Seller Designee(s), as applicable, selected by the BC Stockholder Parties in their sole discretion, to tender his, her or their resignation to the Board (such that, as of such resignation(s), there will be only one (1) Seller Designee on the Board), as promptly as practicable following such date.

(d) Exercise of Rights by the BC Stockholder. From and after the Distribution Date, the BC Stockholder shall exercise all rights, and be subject to all obligations, of Seller pursuant to this Article II.

(e) PubCo Obligations. Until the Designation Rights Termination Date, (i) subject to Section 2.1(o), PubCo shall take all Necessary Action to include in the slate of nominees recommended by PubCo for election as Directors at each applicable annual or special meeting of stockholders of PubCo at which Directors are to be elected (including, for the avoidance of doubt, the Special Meeting), the individuals designated pursuant to this Section 2.1; and (ii) any change in the number of Directors comprising the Board shall require the prior written consent of each of the Sponsor Investors and the Starboard Sponsor.

(f) Mutually Agreed Independent Directors. Until the Designation Rights Termination Date, Seller and the Starboard Sponsor shall work in good faith to jointly agree upon the two (2) designees to be the Mutually Agreed Independent Directors included in the slate of nominees recommended by PubCo for election as Directors at each applicable annual or special meeting of stockholders of PubCo at which Directors are to be elected (including, for the avoidance of doubt, the Special Meeting) and, if necessary, to fill the vacancy created by the death, resignation or removal of any Mutually Agreed Independent Director.

(g) Meetings of the Board. Seller and the Starboard Sponsor shall each have the right to invite up to two (2) observers to meetings of the Board; provided, however, that any such observer shall execute a confidentiality agreement in advance of attending any such meeting; provided, further, that the Board may withhold any information from any such observer if access to such information could adversely affect the attorney-client privilege between PubCo and its counsel or result in disclosure of trade secrets, competitively sensitive information or a conflict of interest, or any such observer or its Affiliates is reasonably determined to be a competitor of PubCo.

(h) Removal; Vacancies. Subject to and without limiting Section 2.1(f), each Investor Party, as applicable, shall have the exclusive right to (i) remove its designees from the Board, and PubCo shall take all Necessary Action to cause the removal of any such designee at the request of the applicable Investor Party, and (ii) designate designees for election or appointment, as applicable, to the Board to fill vacancies created by reason of death, removal or resignation of such Investor Party’s designees to the Board, and PubCo shall take all Necessary Action to nominate or cause the Board to appoint, as applicable, replacement designees designated by the applicable Party to fill any such vacancies created pursuant to clause (i) or (ii) above as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee). Notwithstanding anything to the contrary contained in this Section 2.1(h), no Party shall have the right to designate a replacement Director, and PubCo shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of Directors nominated or designated by such Party in excess of the number of Directors that such Party is then entitled to designate for membership on the Board pursuant to this Article II prior to the Designation Rights Termination Date. Each Party agrees not to take action to remove any Director designee of another Party or any Mutually Agreed Independent Directors from office unless such removal is for cause pursuant to the Certificate of Incorporation and the Bylaws. Except as set forth in the immediately preceding sentence, this Section 2.1(h) shall not apply to the Mutually Agreed Independent Directors. In addition, for so long as they collectively own 40% or more of the issued and outstanding Common Stock of PubCo, each of Seller, the BC Stockholder Parties and the Medina Stockholder Parties, severally and jointly, agrees that it will not, and collectively they will not, vote any shares of Common Stock that constitute more than 40% of the issued and outstanding Common Stock of PubCo in favor of removal of any Director from office without cause.

(i) Board Obligations. Until the Designation Rights Termination Date, the Board shall, in furtherance of PubCo’s obligations pursuant to this Article II, take all Necessary Action to (i) include in the slate of nominees recommended by the Board for election as Directors at each applicable annual or special meeting of stockholders of PubCo at which Directors are to be elected (including, for the avoidance of doubt, the Special Meeting), the individuals designated pursuant to this Article II, and (ii) appoint replacement designees designated by the applicable Investor Party to fill any vacancies created as promptly as practicable after such designation (and in any event prior to the next meeting or action of the Board or applicable committee).

(j) Chair Nomination Rights. As of the Closing, Manuel D. Medina will serve as chair of the Board (the “Chair”). For the avoidance of doubt, the Chair will not be entitled to any additional voting rights (including any casting vote) in connection with serving as the Chair. The Board shall determine the Chair on an annual basis.

(k) Lead Independent Director; Lead Independent Director Policy. As of the Closing, Gregory Waters will serve as the Lead Independent Director of the Board. The Parties acknowledge that, promptly following the Closing, the Board shall adopt and approve a customary lead independent director policy (the “Lead Independent Director Policy”). The Board shall determine the Lead Independent Director on an annual basis.

(l) Committees. In accordance with PubCo’s Organizational Documents, taking into account Section 2.3, the Board shall from time to time by resolution establish and maintain committees of the Board, including an audit committee, a compensation committee, and a nominating and governance committee. Subject to applicable Laws and stock exchange regulations and requisite independence requirements applicable to each such committee, for so long as Seller has the right to designate at least one (1) Seller Designee, Seller shall have the right to designate one (1) Seller Designee to serve on each committee of the Board, other than any committee that may be established from time to time to review related party transactions with the Seller, BC Stockholder or Medina Stockholder or any of their respective Affiliates or Permitted Transferees. In furtherance of the immediately foregoing sentence, each Party agrees, severally and not jointly, to take all Necessary Action to have at least one (1) Seller Designee appointed to serve on each committee of the Board (to the extent not prohibited by applicable Law or applicable stock exchange regulations). Subject to applicable Laws and stock exchange regulations and requisite independence requirements applicable to each such committee, for so long as the Starboard Sponsor has the right to designate at least one (1) Starboard Designee and for so long as at least one (1) Starboard Designee is serving on the Board, the Starboard Sponsor shall have the right to designate one (1) Starboard Designee to serve on each committee of the Board, other than any committee that may be established from time to time to review related party transactions with the Starboard Sponsor or any of its Affiliates or Permitted Transferees. In furtherance of the immediately foregoing sentence, each Party agrees, severally and not jointly, to take all Necessary Action to have at least one (1) Starboard Designee appointed to serve on each committee of the Board (to the extent not prohibited by applicable Law or applicable stock exchange regulations). For the avoidance of doubt, in the event the Board, in its discretion, forms a special committee to address related party matters, such special committee shall not include either a Seller Designee or Starboard Designee who is affiliated with the conflicted stockholder. As of the Closing, the audit committee of the Board shall consist of John W. Diercksen, Michelle Felman, and Melissa Hathaway, and John W. Diercksen shall serve as the chair of such committee. As of the Closing, the compensation committee of the Board shall consist of Fahim Ahmed, Melissa Hathaway, and Gregory Waters, and Gregory Waters shall serve as the chair of such committee. As of the Closing, the nominating and governance committee shall consist of Fahim Ahmed, John W. Diercksen, and Jeffrey Smith, and Jeffrey Smith shall serve as the chair of such committee

(m) Reimbursement of Expenses. PubCo shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board and any committees thereof, including travel, lodging and meal expenses.

(n) Indemnification; Exculpation; Insurance. For so long as any Director designated by a Party pursuant to this Stockholders Agreement serves as a Director, (i) PubCo shall provide such Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to the other Directors and (ii) PubCo shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting such Director or any of his/her Affiliates as and to the extent consistent with applicable Law, the Organizational Documents and any indemnification agreements with Directors (whether such right is contained in the Organizational Documents or another document), except to the extent such amendment or alteration permits PubCo to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto. PubCo shall maintain in full force and effect directors’ and officers’ liability insurance in reasonable amounts from established and reputable insurers. In all directors’ and officers’ insurance policies, each Director designated by a Sponsor Investor shall be covered as an insured in such a manner as to provide each such Director with rights and benefits under such insurance policies no less favorable than those provided to the other Directors. Any directors’ and officers’ liability insurance shall be primary to any insurance coverage for any of the Directors designated by any Sponsor Investor maintained by such Sponsor Investor or any of its Affiliates.

(o) Review of Designees. Any Director designee of an Investor Party shall be subject to customary due diligence process, including a review of a completed questionnaire and a background check. Based on the foregoing, PubCo may reasonably object to any such designee within fifteen (15) days of receiving such completed questionnaire, (i) provided it does so in good faith and (ii) solely to the extent such objection is based upon any of the following: (1) such designee was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding misdemeanors, traffic violations and other minor offenses); (2) such designee was the subject of any order, judgment or decree not subsequently reversed, suspended or vacated of any court of competent jurisdiction, permanently or temporarily enjoining such proposed director from, or otherwise limiting, the following activities: (A) engaging in any type of business practice, or (B) engaging in any activity in connection with the purchase or sale of any security or in connection with any violation of federal securities laws; (3) such designee was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described in clause (2)(B), or to be associated with persons engaged in such activity; (4) such designee was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended or vacated; or (5) such designee was the subject of, or a party to, any federal judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated, relating to a violation of any federal securities laws or regulations. In the event the Board reasonably finds any such designee to be unsuitable based upon one or more of the foregoing clauses (1) through (5) and reasonably objects to such designee, the applicable Investor Party shall be entitled to propose a different designee to the Board within thirty (30) days of PubCo’s notice to such Party of its objection to such designee and such replacement designee shall be subject to the review process outlined in this Section 2.1(o). No Party will designate a Disqualified Person and, if any designee of an Investor Party becomes a Disqualified Person, such designating Investor Party shall take all Necessary Action to cause such Director to tender his or her resignation or be removed immediately.

Section 2.2 Restrictions on Other Agreements. No Party shall grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with any Person with respect to the Equity Securities of PubCo owned by such Party if and to the extent the terms thereof conflict with the provisions of this Stockholders Agreement.

Section 2.3 Controlled Company Exceptions. The Parties acknowledge that PubCo will not avail itself of the available “controlled company” exceptions to the corporate governance listing standards of the Nasdaq.

ARTICLE III.

REQUIRED TRANSFER & RESTRICTIONS ON TRANSFER

Section 3.1 Required Transfer & Restrictions on Transfer.

(a) Within 12 months after the date hereof, Seller shall distribute all of its Common Stock to the BC Stockholder, the Medina Stockholder and the other equityholders of Seller, as applicable (the date of the last of such distributions, the “Distribution Date”). From and after the Distribution Date, subject to Section 2.1(d), the BC Stockholder and the Medina Stockholder shall exercise all rights and obligations of the Seller set forth herein and Seller shall have been deemed to have waived all such rights and obligations.

(b) Each of the Starboard Sponsor and Seller agrees that it shall not Transfer any Common Stock, directly or indirectly, during the Lock-Up Period; provided that such prohibition shall not apply to Transfers (i) by Seller to the BC Stockholder or the Medina Stockholder (provided that the BC Stockholder or the Medina Stockholder, as applicable, shall be subject to the same restrictions and obligations with respect to any Common Stock received in connection with such Transfer as Seller is subject to pursuant to this Article III), or (ii) by any Investor Party to any of such Investor Party’s Permitted Transferees in accordance with Section 3.1(c).

(c) Notwithstanding the restrictions set forth in Section 3.1(a), Transfers of Common Stock that is held by the Starboard Sponsor, Seller, the BC Stockholder, the Medina Stockholder or any of their respective Permitted Transferees (that have complied with this Section 3.1(c)) are permitted, subject to the terms and conditions of PubCo’s insider trading policy, (i) to any equity holder of such Person, or any Affiliate of such Person or such equity holder, including, with respect to the BC Stockholder, to funds affiliated with BC Partners and to general partners, managers or managing members (and the direct or indirect parents of any such general partners, managers and managing members), as applicable, of funds affiliated with BC Partners, and, with respect to the Medina Stockholder, to funds affiliated with Medina Capital and to general partners, managers or managing members (and the direct or indirect parents of any such general partners, managers and managing members), as applicable, of funds affiliated with Medina Capital, and, with respect to the Starboard Sponsor, to funds, investment vehicle or similar entity affiliated with, advised or managed by the Starboard Sponsor and to general partners, managers or managing members (and the direct or indirect parents of any such general partners, managers and managing members), as applicable, of funds, investment vehicle or similar entity affiliated with, advised or managed by the Starboard Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such individual, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving PubCo and one or more businesses; (vi) in the event of PubCo’s completion of a liquidation, merger, stock exchange, reorganization or other similar transaction which results in all of PubCo’s public stockholders having the right to exchange their Common Stock for cash, securities or other property subsequent to the Closing; or (vii) to a nominee or custodian of a Person to whom a disposition or transfer would be permissible under clauses (i) through (vi) above (the Persons described in clauses (i) through (vii), collectively, “Permitted Transferees”); provided, however, that, as a condition to any Transfer to a Permitted Transferee pursuant to this Section 3.1(c), such Permitted Transferee shall execute a joinder to this Stockholders Agreement, substantially in the form attached hereto as Exhibit A (the “Joinder”), agreeing to be bound by all of the terms, provisions and conditions of this Stockholders Agreement that apply to a Permitted Transferee (including the Transfer restrictions set forth in this Article III).

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1 Assignment; Successors and Assigns; No Third Party Beneficiaries.

(a) Except as otherwise permitted pursuant to this Stockholders Agreement, no Party may assign, directly or indirectly, such Party’s rights and obligations under this Stockholders Agreement, in whole or in part, without the prior written consent of the other Parties; provided that each of Seller, the BC Stockholder, the Medina Stockholder and the Starboard Sponsor will be entitled to assign (solely in connection with a transfer of Common Stock) to any of its Permitted Transferees (subject to compliance with Section 3.1(c)), without such prior written consent, any of its rights and obligations hereunder; provided, further, that any Person (other than a Permitted Transferee) to which Seller, the BC Stockholder, the Medina Stockholder or the Starboard Sponsor transfers such Common Stock shall not be entitled to any rights hereunder, including pursuant to Section 2.1 or otherwise. Any attempted assignment of rights or obligations in violation of this Section 4.1(a) shall be null and void.

(b) All of the terms and provisions of this Stockholders Agreement shall be binding upon the Parties and their respective successors and Permitted Transferees, but shall inure to the benefit of and be enforceable by the Permitted Transferees of any Party only to the extent that they are Permitted Transferees pursuant to the terms of this Stockholders Agreement.

(c) Nothing in this Stockholders Agreement, express or implied, is intended to confer upon any Party, other than the Parties and their respective successors and Permitted Transferees, any rights or remedies under this Stockholders Agreement or otherwise create any third party beneficiary hereto.

Section 4.2 Termination. This Stockholders Agreement shall terminate automatically (without any action by any Party) as to Seller, the BC Stockholder Parties, the Medina Stockholder Parties or the Starboard Sponsor at such time at which such Party and its Permitted Transferees (a) no longer has the right to designate an individual for nomination to the Board under this Stockholders Agreement and (b) is no longer subject to the applicable restrictions on transfer described in Article III; provided that Section 2.1(n), Section 2.2 and Section 2.3 shall survive such termination and shall terminate automatically (without any action by any Party) at such time as Seller, the BC Stockholder Parties, the Medina Stockholder Parties and the Starboard Sponsor (and their respective Permitted Transferees), as applicable, are no longer entitled to any rights pursuant to such sections.

Section 4.3 Severability. If any provision of this Stockholders Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Stockholders Agreement, to the extent permitted by Law shall remain in full force and effect.

Section 4.4 Entire Agreement; Amendments; No Waiver.

(a) This Stockholders Agreement, together with any Exhibits to this Stockholders Agreement, the Registration Rights Agreement, the Merger Agreement and all other Transaction Agreements, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements among the Parties in connection with such subject matter except as set forth in this Stockholders Agreement and therein.

(b) No provision of this Stockholders Agreement may be amended or modified in whole or in part at any time without the express written consent of (i) PubCo, (ii) Seller, (iii) the BC Stockholder Parties, (iv) the Medina Stockholder Parties and (v) the Starboard Sponsor; provided that a provision that has terminated with respect to a Party shall not require any consent of such Party with respect to amending or modifying such provision.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Stockholders Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

Section 4.5 Counterparts; Electronic Delivery. This Stockholders Agreement and any other agreements, certificates, instruments and documents delivered pursuant to this Stockholders Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of a fax machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of a contract and each Party forever waives any such defense. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Stockholders Agreement or any document to be signed in connection with this Stockholders Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties consent to conduct the transactions contemplated hereunder by electronic means.

Section 4.6 Notices. All notices, demands and other communications to be given or delivered under this Stockholders Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following sending by reputable overnight express courier (charges prepaid) or (c) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 4.6, notices, demands and other communications shall be sent to the addresses indicated below:

if to PubCo:

c/o Cyxtera Technologies

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

if to the Starboard Sponsor, to:

SPAC Sponsor LLC

777 Third Avenue, 18th Floor

New York, NY 10017

Attention: Martin D. McNulty, Jr.

Email: mmcnulty@starboardvalue.com

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld

One Bryant Park

New York, New York 10036-6745

Attention: Jeffrey Kochian & Kerry Berchem

Email: jkochian@akingump.com and kberchem@akingump.com

if to Seller:

c/o Cyxtera Technologies

BAC Colonnade Office Towers

2333 Ponce de Leon, Suite 900

Coral Gables, FL 33134

Attention: Victor F. Semah

Email: victor.semah@cyxtera.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

if to the BC Stockholder:

BCEC-Cyxtera Technologies Holdings (Guernsey) L.P.

650 Madison Avenue, 23rd Floor

New York, New York 10022

Attention: Fahim Ahmed

Email: Fahim.Ahmed@bcpartners.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: John Giouroukakis and Eyal Orgad

Email: John.Giouroukakis@lw.com and Eyal.Orgad@lw.com

if to the Medina Stockholder:

c/o Medina Capital Fund II, LLC

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, FL 33134

Attention: Victor Semah

Email: vsemah@medinacapital.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Jaret L. Davis

Email: davisj@gtlaw.com

Section 4.7 Governing Law; Waiver of Jury Trial; Jurisdiction.

(a) The Law of the State of Delaware shall govern (i) all Actions, claims or matters related to or arising from this Stockholders Agreement and the negotiation, entering into and performance of this Stockholders Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Stockholders Agreement, and the performance of the obligations imposed by this Stockholders Agreement, in each case without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b) EACH PARTY TO THIS STOCKHOLDERS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS STOCKHOLDERS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS STOCKHOLDERS AGREEMENT OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS STOCKHOLDERS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(c) Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware, or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Action arising out of or relating to this Stockholders Agreement, agrees that all claims in respect of the Action shall be heard and determined in any such court and agrees not to bring any Action arising out of or relating to this Stockholders Agreement in any other courts. Each Party irrevocably consents to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party, at its address for notices as provided in Section 4.6, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any Action commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. Nothing in this Section 4.7, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity; provided that each of the Parties hereby waives any right it may have under the Laws of any jurisdiction to commence by publication any Action with respect to this Stockholders Agreement. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably waives any objection it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Stockholders Agreement in any of the courts referred to in this Section 4.7 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such Action. Each Party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity, in any jurisdiction.

Section 4.8 Specific Performance. Each Party hereby agrees and acknowledges that it will be impossible to measure in money the damages that would be suffered if the Parties fail to comply with any of the obligations imposed on them by this Stockholders Agreement and that, in the event of any such failure, an aggrieved Party will be irreparably damaged and will not have an adequate remedy at Law. Any such Party shall, therefore, be entitled (in addition to any other remedy to which such Party may be entitled at Law or in equity) to seek injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any Action should be brought in equity to enforce any of the provisions of this Stockholders Agreement, none of the Parties shall raise the defense that there is an adequate remedy at Law.

Section 4.9 Representations and Warranties of the Parties.

(a) Each of the Parties hereby represents and warrants to each of the other Parties as follows:

(i) Such Party, to the extent applicable, is duly organized, formed or incorporated, validly existing and in good standing under the Laws of the jurisdiction of its organization, formation or incorporation and has all requisite power and authority to conduct its business as it is now being conducted and is proposed to be conducted.

(ii) Such Party has the full power, authority and legal right to execute, deliver and perform this Stockholders Agreement. The execution, delivery and performance of this Stockholders Agreement have been duly authorized by all necessary action, corporate or otherwise, of such Party. This Stockholders Agreement has been duly executed and delivered by such Party and constitutes its, his or her legal, valid and binding obligation, enforceable against it, him or her in accordance with its terms, subject to applicable bankruptcy, insolvency and similar Laws affecting creditors’ rights generally.

(iii) The execution and delivery by such Party of this Stockholders Agreement, the performance by such Party of its, his or her obligations hereunder by such Party does not and will not violate (a) in the case of Parties who are not individuals, any provision of its by-laws, charter, articles of association, partnership agreement or other similar organizational document, (b) any provision of any material agreement to which it, he or she is a Party or by which it, he or she is bound or (c) any law, rule, regulation, judgment, order or decree to which it, he or she is subject.

(iv) Such Party is not currently in violation of any law, rule, regulation, judgment, order or decree, which violation could reasonably be expected at any time to have a material adverse effect upon such Party’s ability to enter into this Stockholders Agreement or to perform its, his or her obligations hereunder.

(v) There is no pending legal action, suit or proceeding that would materially and adversely affect the ability of such Party to enter into this Stockholders Agreement or to perform its, his or her obligations hereunder.

Section 4.10 No Third Party Liabilities. This Stockholders Agreement may only be enforced against the named Parties (and their Permitted Transferees who become parties to this Stockholders Agreement by virtue of executing the Joinder). All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to any of this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including any representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement), may be made only against the Persons that are expressly identified as Parties (and their Permitted Transferees), as applicable; and, other than for any Permitted Transferee, no past, present or future direct or indirect director, officer, employee, incorporator, member, partner, stockholder, Affiliate, portfolio company in which any such Party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any Party (including any Person negotiating or executing this Stockholders Agreement on behalf of a Party), unless a Party to this Stockholders Agreement, shall have any liability or obligation with respect to this Stockholders Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Stockholders Agreement, or the negotiation, execution or performance of this Stockholders Agreement (including a representation or warranty made in or in connection with this Stockholders Agreement or as an inducement to enter into this Stockholders Agreement).

Section 4.11 Adjustments. If there are any changes in Common Stock as a result of stock split, stock dividend, combination or reclassification, or through merger, consolidation, recapitalization or other similar event, appropriate adjustment shall be deemed to have been made in the provisions of this Stockholders Agreement, as may be appropriate, so that the rights, privileges, duties and obligations under this Stockholders Agreement shall continue with respect to Common Stock as so changed.

Section 4.12 Certain Tax Matters. PubCo shall reasonably cooperate with each of the BC Stockholder and Starboard Sponsor with regard to, and use commercially reasonable efforts to provide each of the BC Stockholder and Starboard Sponsor, as applicable, upon written request and provided that the BC Stockholder or Starboard Sponsor, as applicable, will (subject to the terms of the rest of this Section 4.12) reimburse reasonable out of pocket third party costs and expenses specifically related to fulfilling such request, with all requested information, records, and documents related to PubCo and its subsidiaries, to the extent such information is reasonable, does not create any fiduciary or regulatory issues and is reasonably available to PubCo, that are reasonably necessary for, (a) the completion of tax and information returns of the BC Stockholder and its Affiliates (or their direct or indirect equity owners) and their compliance with any applicable tax laws, including with respect to withholding tax obligations, (b) the preparation for and defense of any audits or other disputes with any taxing authority regarding any taxes or tax returns to the extent related to the investment by the BC Stockholder in PubCo, (c) responding to any inquiry from any Governmental Authority regarding taxes, or obtaining refunds of, or exemptions from any, withholding taxes imposed on the BC Stockholder (or its direct or indirect equity owners) as a result of its investment in PubCo; provided, however, that BC Stockholder shall execute a customary confidentiality agreement in advance of receiving any information, records or documents from PubCo; provided, further, that PubCo may withhold any information, records or documents from BC Stockholder if access to such information, records or documents could adversely affect the attorney-client privilege between PubCo and its counsel or result in disclosure of trade secrets, competitively sensitive information or a conflict of interest, a breach of any fiduciary duties or create any regulatory issues, or BC Stockholder is reasonably determined to be a competitor of PubCo or if PubCo otherwise reasonably determines that doing so would be inconsistent with PubCo’s legal or regulatory obligations (the limitations on disclosure described in this proviso, the “Disclosure Limitations”). Without limiting the generality of the foregoing, (x) in the event that PubCo makes any actual or deemed distribution to its stockholders, PubCo shall use commercially reasonable efforts to provide to the BC Stockholder, upon written request and as soon as practicable following such request, such information regarding the current and accumulated “earnings and profits” of PubCo (including any projections with respect to current earnings and profits) as the BC Stockholder or Starboard Sponsor, as applicable, may reasonably request, to the extent such information is reasonably available to PubCo and (y) PubCo shall (1) provide to the BC Stockholder or Starboard Sponsor, as applicable, upon a written request and as soon as practicable following such request (and provided that PubCo shall use its commercially reasonable efforts to reply to any such request within fourteen (14) days following such request, and shall reply in any event no later than thirty (30) days following such request), either (A) a certification that PubCo is not a United States real property holding company (a “USRPHC”), in accordance with Treasury Regulations Sections 1.897-2(g)(1)(ii) and 1.897-2(h)(1) or (B) written notice of its legal inability to provide such a certification due to its status as a USRPHC, and (2) in connection with the provision of any certification pursuant to the preceding clause (1)(A), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h)(2). Notwithstanding anything else contained herein, in no event will the BC Stockholder or Starboard Sponsor have any obligation to reimburse PubCo for (i) the regular and ordinary costs (including the costs of maintaining the “earnings and profits”) of PubCo that are incurred in the normal course of business or (ii) for so long as Common Stock Beneficially Owned, directly or indirectly, by the BC Stockholder Parties (in the aggregate) or the Starboard Sponsor, as applicable, is equal to or greater than five percent (5%) of PubCo’s outstanding Common Stock, for any other costs that are incurred with respect to providing (or providing notice that it is not legally entitled to provide) the certification described in the immediately preceding clause (y).

Notwithstanding the forgoing, in no event will the obligations undertaken by PubCo pursuant to this Section 4.12 create any obligation of PubCo to indemnify or reimburse the BC Stockholder, Starboard Sponsor or any of their respective Affiliates (or their direct or indirect equity owners) for any taxes (including any interest, penalties, and/or expenses) incurred by or imposed on, the BC Stockholder and its Affiliates (or their direct or indirect equity owners) or Starboard Sponsor and its Affiliates (or their direct or indirect equity owners).

Section 4.13 Further Assurances. Without limiting anything contained elsewhere in this Stockholders Agreement, at any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as any other Party may reasonably request in order to evidence or effectuate the provisions of this Stockholders Agreement and to otherwise carry out the intent of the Parties hereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has duly executed this Stockholders Agreement as of the Effective Date.

PUBCO:
STARBOARD VALUE ACQUISITION CORP.

By:
Name:
Title:

STARBOARD SPONSOR:
SVAC SPONSOR LLC

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

SELLER:
SIS HOLDINGS LP

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

BC STOCKHOLDER:
BCEC-SIS HOLDINGS (GUERNSEY) L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

MEDINA STOCKHOLDER:
MEDINA CAPITAL FUND II – SIS HOLDCO, L.P.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

Exhibit A

Joinder to Stockholders Agreement

This Joinder to Stockholders Agreement (this “Joinder”) is made as of the date set forth below by the undersigned (the “Joiner”) in accordance with the Stockholders Agreement, dated as of [•], 2021 (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”), by and among Cyxtera Technologies, Inc., a Delaware corporation (f/k/a Starboard Value Acquisition Corp.), and the other parties thereto. Capitalized terms used but not defined herein have the meanings given in the Stockholders Agreement.

The Joiner hereby acknowledges, agrees and confirms that, by its execution and delivery of this Joinder, the Joiner shall be deemed a party to the Stockholders Agreement as of the date hereof as a “Permitted Transferee” thereunder in accordance with the terms thereof, as if it had executed and delivered the Stockholders Agreement. The Joiner hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions of the Stockholders Agreement that apply to a Permitted Transferee, including, without limitation, the Transfer restrictions set forth in Article III of the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

[NAME OF PERMITTED TRANSFEREE]

By:
Name:
Title: Date: